Exhibit 10.1

AAR CORP.

DEFERRED CASH AWARD AGREEMENT

This Deferred Cash Award Agreement (the “Agreement”) is made and entered into as of the 13th day of July, 2021, by and between AAR CORP., a Delaware corporation (the “Company”), and John M. Holmes (the “Executive”).

WHEREAS, the Company currently employs the Executive as its President and Chief Executive Officer; and

WHEREAS, the Company has obtained financial assistance from the U.S. government under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), and in order to comply with the provisions of the CARES Act, the Company is required to limit the compensation paid to certain employees, including any employee who received total compensation in excess of $3,000,000 from the Company in calendar year 2019, so that during the two-year period beginning March 24, 2020 and ending March 24, 2022 (the “Restricted Period”), the total compensation paid to such employee during any 12 consecutive months of such period does not exceed certain specified limits.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and other good and valuable consideration, the parties hereto agree as follows:

1.           CARES Act Restrictions. The Executive acknowledges and agrees that the Executive’s total compensation from the Company for the fiscal year ended May 31, 2021 was substantially reduced by the Company in order to comply with the applicable provisions of the CARES Act.

2.             Deferred Cash Award.

(a)            Subject to Section 2(c) below, if the Executive remains in continuous employment with the Company and its affiliates through the end of the Restricted Period, the Company shall provide the Executive with a cash payment equal to $1,000,000 (the “Deferred Cash Award”). Payment of the Deferred Cash Award shall be made to the Executive within 30 days after the expiration of the Restricted Period, net of all applicable withholding taxes required by law to be withheld.

(b)              Subject to Section 2(c) below:

(i)               If prior to the end of the Restricted Period the Executive’s employment with the Company and all affiliates terminates due to the Executive’s death or Disability (as defined in the Company’s RSA Agreement on file with the Securities and Exchange Commission), the Company will provide the Executive (or the Executive’s estate, in the case of death) with the Deferred Cash Award. Payment shall be made within 30 days after the date of the Executive’s termination of employment, net of all applicable withholding taxes required by law to be withheld.

(ii)              If the Executive’s employment with the Company and all affiliates terminates prior to the expiration of the Restricted Period for any reason other than as described above in Section 2(b)(i), the Deferred Cash Award shall be forfeited to the Company for no consideration, and no portion of the Deferred Cash Award shall be paid to the Executive.

(c)           Notwithstanding the foregoing provisions of this Section 2, payment of the Deferred Cash Award shall only be made to the extent permitted by the CARES Act and applicable guidance, and if any applicable guidance prohibits the Company from paying all or any portion of the Deferred Cash Award, the Executive agrees that such amount will be forfeited to the Company for no consideration, and the Company shall have no obligation to the Executive to provide payment of such amount. The Executive agrees that any prohibition on payment of the Deferred Cash Award shall not affect the Company’s right to reduce or limit the Executive’s compensation to the extent necessary to comply with the CARES Act.

3.	Miscellaneous.

(a)            This Agreement shall be construed, administered and governed in all respects under and by the CARES Act, and to the extent not pre-empted by the CARES Act, under and by the laws of the State of Illinois.

(b)            The Company and the Executive intend that payment under this Agreement complies with Internal Revenue Code Section 409A. The Executive agrees that the Company may modify this Agreement to the extent necessary to comply with Code Section 409A, and any such modification shall be made in good faith, and to the extent reasonably possible, shall maintain the original intent and economic benefit to the Executive and the Company.

(c)             Nothing in this Agreement shall confer on the Executive any right to be or to continue in the employ of the Company or any of its affiliates or shall interfere in any way with the right of the Company or any of its affiliates to terminate the employment of the Executive at any time for any reason or no reason.

(d)            The Executive agrees that the Deferred Cash Award is subject to the terms of the Company’s Policy for Recoupment of Incentive Compensation.

(e)            This Agreement has been examined by the parties hereto, and accordingly the rule of construction that ambiguities be construed against a party which causes a document to be drafted shall have no application in the construction or interpretation hereof. If any part of this Agreement is held invalid for any reason, the remainder hereof shall nevertheless remain in full force and effect.

(f)             This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and any prior understanding or representation of any kind antedating this Agreement concerning such subject matter shall not be binding upon either. No consent, waiver, modification or amendment hereof, or additional obligation assumed by either party in connection herewith, shall be binding unless evidenced by a writing signed by both parties and referring specifically hereto. No consent, waiver, modification or amendment with respect hereto shall be construed as applicable to any past or future events other than the one in respect of which it was specifically made.

(g)            This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and which shall constitute but one and the same Agreement.

WITNESS the due execution of this Agreement by the parties hereto as of the day and year first above written.

AAR CORP.

/s/ David P. Storch
By: David P. Storch
Title: Chairman of the Board

EXECUTIVE:

/s/ John M. Holmes
John M. Holmes

President and Chief Executive Officer

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